EXHIBIT 10.1

AMENDED AND RESTATED

CREDIT AGREEMENT

among

MIDAMERICAN ENERGY COMPANY,

THE LENDING INSTITUTIONS PARTY HERETO,
as Banks,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

UNION BANK OF CALIFORNIA, N.A.,

as Syndication Agent,

and

THE ROYAL BANK OF SCOTLAND plc,

ABN AMRO BANK N.V.

and

BNP PARIBAS,

as Co-Documentation Agents

dated as of
July 6, 2006

UNION BANK OF CALIFORNIA, N.A.
and
J.P. MORGAN SECURITIES INC.
Co-Lead Arrangers and Co-Book Runners

MIDAMERICAN ENERGY COMPANY
AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement dated as of July 6, 2006 is among MidAmerican Energy Company, the lending institutions listed on the signature pages hereof, JPMorgan Chase Bank, N.A., as Administrative Agent, Union Bank of California, N.A., as Syndication Agent, and The Royal Bank of Scotland plc and ABN AMRO Bank N.V. and BNP Paribas, as Co-Documentation Agents.

WHEREAS, the Company, various financial institutions and JPMorgan Chase Bank, N.A. have entered into a Credit Agreement dated as of November 18, 2004 (the “Existing Agreement”); and

WHEREAS, the parties hereto have agreed to amend and restate the Existing Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; RULES OF INTERPRETATION

1.1  Definitions. As used in this Agreement:

“Administrative Agent” means JPMorgan in its capacity as administrative agent for the Banks pursuant to Article X, and not in its individual capacity as a Bank, and any successor Administrative Agent appointed pursuant to Article X.

“Administrative Questionnaire” means an administrative questionnaire, substantially in the form supplied by the Administrative Agent, completed by a Bank and furnished to the Administrative Agent in connection with this Agreement.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Banks to the Company on the same Borrowing Date, at the same Rate Option and for the same Interest Period.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes hereof, “control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” having correlative meanings.

“Aggregate Commitment” means the aggregate of the Commitments of the Banks, as changed from time to time pursuant to the terms hereof.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of the Banks.

“Agreement” means this amended and restated credit agreement.

“Alternate Base Rate” means, on any date and with respect to all Floating Rate Advances, a fluctuating rate of interest per annum equal to the higher of (i) the Prime Rate, and (ii) the Federal Funds Effective Rate most recently determined by the Administrative Agent plus 1/2% per annum. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. The Administrative Agent will give notice promptly to the Company and the Banks of changes in the Alternate Base Rate.

“Applicable Margin” - see Schedule I.

“Arrangers” means Union Bank of California, N.A. and J.P. Morgan Securities Inc. in their capacity as Co-Lead Arrangers and Co-Book Runners.

“Assignment Agreement” means an assignment agreement substantially in the form of Exhibit C.

“Authorized Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the General Counsel, any Assistant General Counsel, the Secretary, any Assistant Secretary, any Senior Vice President or any Vice President of the Company.

“Bank” means each lending institution listed on the signature pages hereof, each Person that becomes a party hereto pursuant to Section 2.4.12(ii), 2.4.13 or 3.5 and the successors and permitted assigns of any of the foregoing.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.2.3.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day other than Saturday or Sunday on which banks are open for business in Chicago and New York and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day other than Saturday or Sunday on which banks are open for business in Chicago.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person.

“Code” means the Internal Revenue Code of 1986.

“Collateral Shortfall Amount” is defined in Section 8.1.

“Commitment” means, for each Bank, the obligation of such Bank to make Loans to, and to participate in Facility LCs issued upon the application of, the Company in an aggregate amount not exceeding the amount set forth on Schedule II or assumed by such Bank pursuant to an assignment or pursuant to Section 2.4.12(ii), as such amount may be modified from time to time pursuant to the terms of this Agreement.

“Company” means MidAmerican Energy Company, an Iowa corporation, and its successors and assigns.

“Consolidated Debt” means all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis.

“Consolidated Net Worth” means, as at any date of determination, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) plus preferred securities of the Company and its Subsidiaries on a consolidated basis; provided that the calculation of “Consolidated Net Worth” shall exclude any non-cash effects resulting from the proposed Statement of Financial Accounting Standards dated March 31, 2006, Employers’ Accounting for Defined Pension and other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R).

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including any comfort letter, operating agreement or take-or-pay contract and shall include the contingent liability of such Person in connection with any application for a letter of credit.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any Subsidiary, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“Conversion/Continuation Notice” is defined in Section 2.2.4.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC.

“Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.

“Default” means an event described in Article VII.

“ERISA” means the Employee Retirement Income Security Act of l974.

“Eurodollar Advance” means an Advance which bears interest at a Eurodollar Rate as requested by the Company pursuant to Section 2.2.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period; provided that if no such British Bankers’ Association LIBOR rate is available to the Administrative Agent for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which JPMorgan or one of its affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of JPMorgan’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

“Eurodollar Loan” means a Loan which bears interest at a Eurodollar Rate as requested by the Company pursuant to Section 2.2.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to that Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to that Interest Period, plus (ii) the Applicable Margin. The Eurodollar Rate shall be rounded, if necessary, to the next higher 1/100 of 1%.

“Existing Agreement” is defined in the recitals hereto.

“Facility Fee Rate” - see Schedule I.

“Facility LC” is defined in Section 2.7.1.

“Facility LC Application” is defined in Section 2.7.3.

“Facility LC Collateral Account” is defined in Section 2.7.11.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York; or (ii) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“FERC” means the Federal Energy Regulatory Commission or any other federal regulatory body that succeeds to the functions of the Federal Energy Regulatory Commission.

Floating Rate” means, for any day, a rate per annum equal to the Alternate Base Rate, changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which bears interest at the Floating Rate.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” is defined in Section 1.3.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade, (iii) obligations, whether or not assumed, secured by liens on, or payable out of the proceeds or production from, property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, (vi) net liabilities under interest rate swap, exchange or cap agreements, and (vii) all Contingent Obligations of such Person.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Company pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter, provided that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided that if said next succeeding Business Day falls in a new month, such Interest Period shall end on the immediately preceding Business Day.

“JPMorgan” means JPMorgan Chase Bank, N.A. in its individual capacity, and its successors and assigns.

“LC Fee Rate” - see Schedule I.

“LC Issuer” means JPMorgan (or any subsidiary or affiliate of JPMorgan designated by JPMorgan) in its capacity as issuer of Facility LCs hereunder.

“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount of all Reimbursement Obligations at such time.

“LC Payment Date” is defined in Section 2.7.5.

“Lending Installation” means any office, branch, subsidiary or affiliate of any Bank or the Administrative Agent.

“Loan” means, with respect to a Bank, such Bank’s portion of any Advance.

“Loan Documents” means this Agreement, any Note and the Facility LC Applications.

“Midwest Power Indenture” means the General Mortgage Indenture and Deed of Trust dated as of January 1, 1993 between Midwest Power Systems Inc. and Morgan Guaranty Trust Company of New York (Harris Trust and Savings Bank, successor trustee), as trustee, and indentures supplemental thereto.

“Modify” and “Modification” are defined in Section 2.7.1.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Note” means a promissory note in substantially the form of Exhibit A.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all other reimbursements, indemnities or other obligations of the Company to any Bank, the LC Issuer, the Administrative Agent or any indemnified party hereunder arising under the Loan Documents.

“Outstanding Credit Exposure” means, as to any Bank at any time, the sum of (i) the aggregate principal amount of its Loans outstanding at such time plus (ii) an amount equal to its Pro Rata Share of the LC Obligations at such time.

“Payment Date” means the last day of each March, June, September and December.

“PBGC” means the Pension Benefit Guaranty Corporation and its successors and assigns.

“Permitted Encumbrance” means:

(i) (a) any mortgage, pledge or other lien or encumbrance on any property hereafter acquired or constructed by the Company or a Subsidiary, or on which property so constructed is located, and created prior to, contemporaneously with or within 360 days after, such acquisition or construction or the commencement of commercial operation of such property to secure or provide for the payment of any part of the purchase or construction price of such property, (b) any property subject to any mortgage, pledge, or other lien or encumbrance upon such property existing at the time of acquisition thereof by the Company or any Subsidiary, whether or not assumed by the Company or such Subsidiary, (c) any mortgage, pledge or other lien or encumbrance existing on the property, shares of stock, membership interests or indebtedness of a corporation or limited liability company at the time such corporation or limited liability company becomes a Subsidiary or any pledge of the shares of stock or membership interests of such corporation or limited liability company prior to, contemporaneously with or within 360 days after such corporation or limited liability company becomes a Subsidiary to secure or provide for the payment of any part of the purchase price of such stock or membership interests or (d) any conditional sales agreement or other title retention agreement with respect to any property hereafter acquired or constructed; provided that, in the case of clauses (a) through (d), the lien of any such mortgage, pledge or other lien does not spread to property owned prior to such acquisition or construction or to other property thereafter acquired or constructed other than additions to such acquired or constructed property and other than property on which property so constructed is located; and provided, further, that if a firm commitment from a bank, insurance company or other lender or investor (not including the Company, a Subsidiary or an Affiliate of the Company) for the financing of the acquisition or construction of property is made prior to, contemporaneously with or within the 360-day period referred to above, the applicable mortgage, pledge, lien or encumbrance shall be deemed to be permitted by this clause (i) whether or not created or assumed within such period;

(ii)  any mortgage, pledge or other lien or encumbrance created for the sole purpose of extending, renewing or refunding any mortgage, pledge, lien or encumbrance permitted by clause (i) above; provided that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or refunding and that such extension, renewal or refunding mortgage, pledge or other lien or encumbrance shall be limited to all or any part of the same property that secured the mortgage, pledge or other lien or encumbrance extended, renewed or refunded;

(iii)  any lien for taxes or assessments or governmental charges or levies not then due and delinquent or the validity of which is being contested in good faith, and against which an adequate reserve has been established; any lien on any property created in connection with pledges or deposits to secure public or statutory obligations or to secure performance in connection with bids or contracts; any materialmen’s, mechanics’, carrier’s, workmen’s, repairmen’s or other similar lien or any lien on any property created in connection with deposits to obtain the release of any such lien; any lien on any property created in connection with deposits to secure surety, stay, appeal or customs bonds; any lien created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings; any lease and any lien, right of reverter or other possessory right of the lessor thereunder; any zoning restriction, easement, right-of-way or other restriction on the use of real property or any minor irregularity in the title thereto; and any other lien or encumbrance similar to those described in this clause (iii), the existence of which, in the opinion of the board of directors of the Company, does not materially impair the use by the Company or a Subsidiary of the affected property in the operation of the business of the Company or a Subsidiary, or the value of such property for the purposes of such business;

(iv)  any mortgage, pledge or other lien or encumbrance created after the date hereof on any property leased to or purchased by the Company or a Subsidiary after that date and securing, directly or indirectly, obligations issued by a state, a territory or a possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia, to finance the cost of acquisition or cost of construction of such property; provided that the interest paid on such obligations is entitled to be excluded from gross income of the recipient pursuant to Section 103(a)(1) of the Internal Revenue Code of 1986 (or any successor to such provision), as in effect at the time of the issuance of such obligations;

(v)  any mortgage, pledge or other lien or encumbrance on any property now owned or hereafter acquired or constructed by the Company or a Subsidiary, or on which property so owned, acquired or constructed is located, to secure or provide for the payment of any part of the construction price or cost of improvements of such property, and created prior to, contemporaneously with or within 360 days after, such construction or improvement; provided that if a firm commitment from a bank, insurance company or other lender or investor (not including the Company, a Subsidiary or an Affiliate of the Company) for the financing of the acquisition or construction of property is made prior to, contemporaneously with or within the 360-day period hereinabove referred to, the applicable mortgage, pledge, lien or encumbrance shall be deemed to be permitted by this clause (v) whether or not created or assumed within such period; and

(vi)  any mortgage, pledge or other lien or encumbrance not otherwise described in clauses (i) through (v); provided that the aggregate amount of indebtedness secured by all such mortgages, pledges, liens or encumbrances does not exceed the greater of (a) $100,000,000 and (b) 10% of total shareholders’ equity of the Company and its consolidated Subsidiaries as of the end of the most recently completed fiscal quarter of the Company for which financial information is then available.

“Person” means any corporation, natural person, firm, joint venture, partnership, trust, limited liability company, unincorporated organization, enterprise, government or any department or agency of any government.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Company or any member of the Controlled Group may have any liability.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by JPMorgan (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Principal Facility” means the real property, fixtures, machinery and equipment relating to any facility owned by the Company or any Subsidiary, except any facility that is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole.

“Pro Rata Share” means, with respect to a Bank, a percentage equal to such Bank’s Commitment divided by the Aggregate Commitment.

“Rate Option” means the Eurodollar Rate or the Floating Rate.

“Regulated Subsidiary” means any Subsidiary that owns or operates facilities used for the generation, transmission or distribution of electric energy and is subject to the jurisdiction of any governmental authority of the United States or any state or political subdivision thereof, as to any of its: rates; services; accounts; issuances of securities; affiliate transactions; or construction, acquisition or sale of any such facilities, except that any "exempt wholesale generator", as defined in 15 USC 79z-5a(a)(1), “qualifying facility”, as defined in 18 CFR 292.101(b)(1), “foreign utility company”, as defined in 15 USC 79z-5b(a)(3), and “power marketer”, as defined in NORTHWEST POWER MARKETING COMPANY, L.L.C., 75 FERC PARA 61,281, shall not be a Regulated Subsidiary.

“Regulation D” means Regulation D of the FRB.

“Regulation U” means Regulation U of the FRB.

“Regulation X” means Regulation X of the FRB.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Company then outstanding under Section 2.7 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waivers in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Banks” means Banks in the aggregate having more than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Banks in the aggregate holding more than 50% of the Aggregate Outstanding Credit Exposure.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“Single Employer Plan” means a Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.

“Subsidiary” means any corporation more than 50% of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries, or any similar business organization which is so owned or controlled.

“Tax-Exempt Bonds” means the following:

(i) the City of Council Bluffs, Iowa Pollution Control Refunding Revenue Bonds (Iowa-Illinois Gas and Electric Company Project), Series 1995 in the original aggregate principal amount of $12,750,000;

(ii) the Illinois Development Finance Authority Pollution Control Refunding Revenue Bonds (Iowa-Illinois Gas and Electric Project), Series 1993 in the original aggregate principal amount of $4,200,000;

(iii) the City of Chillicothe, Iowa Pollution Control Refunding Revenue Bonds (Iowa-Illinois Gas and Electric Project), Series 1993 in the original aggregate principal amount of $6,850,000;

(iv) $21,895,000 City of Salix, Iowa Pollution Control Refunding Revenue Bonds (Midwest Power Systems Inc. Project), Series 1993;

(v) $6,400,000 City of Chillicothe, Iowa Pollution Control Refunding Revenue Bonds (Midwest Power Systems Inc. Project), Series 1993A;

(vi) $34,900,000 Louisa County, Iowa Adjustable Tender Pollution Control Refunding Revenue Bonds (Midwest Power Systems Inc. Project), Series 1994;

(vii) $29,500,000 Louisa County, Iowa Customized Purchase Pollution Control Revenue Refunding Bonds (Iowa-Illinois Gas and Electric Company Project), Series 1986A;

(viii) $3,900,000 Louisa County, Iowa Customized Purchase Pollution Control Revenue Refunding Bonds (Iowa-Illinois Gas and Electric Company Project), Series 1987; and

(ix) any tax-exempt bonds issued to replace or refund the bonds referred to in clauses (i) through (viii) above.

“Termination Date” means, for any Bank, the earliest to occur of (i) July 6, 2011 (subject to extension as provided in Section 2.4.13), (ii) the date on which such Bank’s Commitment is reduced to zero or terminated in accordance with the terms hereof and (iii) the date as of which the Company is no longer authorized to maintain outstanding Credit Extensions hereunder by FERC.

“Unfunded Liabilities” means, (i) in the case of Single Employer Plans, the amount (if any) by which the present value of all vested nonforfeitable benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans, and (ii) in the case of Multiemployer Plans, the withdrawal liability that would be incurred by the Controlled Group if all members of the Controlled Group completely withdrew from all Multiemployer Plans.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Utilization Fee Rate” - see Schedule I.

“Wholly-Owned Subsidiary” means any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by the Company or one or more Wholly-Owned Subsidiaries, or by the Company and one or more Wholly-Owned Subsidiaries, or any similar business organization which is so owned or controlled.

1.2  Interpretation.

(i)  Definitions shall be equally applicable to both the singular and plural forms of the defined terms.

(ii)  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(iii)  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(iv)  Unless otherwise expressly provided herein, (x) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (y) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(v)  Unless otherwise specified, (x) any reference to a particular time of day shall mean such time in Chicago, Illinois; and (y) any reference to an Article, Section, Exhibit or Schedule means an Article or Section of, or an Exhibit or Schedule to, this Agreement.

1.3  Accounting Terms. Unless otherwise specified herein, all accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect from time to time (“GAAP”). If any change in GAAP occurs after the date hereof that would result in a change in the method of calculation of any financial covenant, test, restriction or standard herein or in any related definition (an “Accounting Change”), the parties hereto agree to enter into negotiations, in good faith, in order to amend such provision in a credit neutral manner so as to reflect equitably such change with the desired result that the criteria for evaluating the Company’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided that, until such provision is amended in a manner reasonably satisfactory to the Company and the Required Banks, no Accounting Change shall be given effect in such calculations.

ARTICLE II

THE FACILITY

2.1  The Facility.

2.1.1  Description of Facility. The Banks and the LC Issuer grant to the Company a revolving credit facility pursuant to which, and upon the terms and subject to the conditions herein set out, (a) each Bank severally agrees, on the terms and conditions set forth in this Agreement, to (i) make Loans to the Company and (ii) participate in Facility LCs issued upon the request of the Company and (b) the LC Issuer agrees to issue Facility LCs upon the request of the Company on the terms and conditions set forth in this Agreement.

2.1.2  Facility Amount. In no event may (i) the Aggregate Outstanding Credit Exposure exceed the Aggregate Commitment or (ii) any Bank’s Outstanding Credit Exposure exceed such Bank’s Commitment.

2.1.3  Availability of Facility. Subject to the terms hereof, each Bank’s Commitment shall be available from the date hereof to the Termination Date for such Bank. Subject to the terms of this Agreement, the Company may borrow, repay and reborrow at any time prior to the latest Termination Date.

2.2  Advances.

2.2.1  Advances. Each Advance hereunder shall consist of borrowings made from the several Banks ratably in accordance with their respective Pro Rata Shares.

2.2.2  Rate Options. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, as selected by the Company in accordance with Sections 2.2.3 and 2.2.4; provided that the Company may not select any Interest Period for an Advance if, after giving effect thereto, the aggregate principal amount of all Eurodollar Advances that have Interest Periods ending after the next scheduled Termination Date for any Bank plus the stated amount of all Facility LCs that have expiry dates after such Termination Date would exceed the remainder of (a) the Aggregate Commitment minus (b) the aggregate amount of the Commitments that are scheduled to terminate on such Termination Date.

2.2.3  Method of Selecting Rate Options and Interest Periods for Advances. The Company shall select the Rate Option and Interest Period applicable to each Advance from time to time. The Company shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 10:00 a.m. on the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance. A Borrowing Notice shall specify:

(i)  the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)  the aggregate amount of such Advance,

(iii)  the Rate Option selected for such Advance, and

(iv)  in the case of each Eurodollar Advance, the Interest Period applicable thereto.

2.2.4  Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless, subject to the immediately following sentence, the Company shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Advance either continue as a Eurodollar Advance for the same or another Interest Period or be converted into a Floating Rate Advance. Subject to the terms of Section 2.4.2 and the immediately preceding sentence, the Company may elect from time to time to convert all or any part of an Advance accruing interest at any Rate Option into an Advance accruing interest at any other Rate Option; provided that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Company shall give the Administrative Agent irrevocable notice (a “Conversion/ Continuation Notice”) of each conversion of an Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. on the effective date of such conversion, in the case of a conversion into a Floating Rate Advance, or three Business Days, in the case of a conversion into or continuation of a Eurodollar Advance, prior to the date of the requested conversion or continuation, specifying:

(i)  the requested date, which shall be a Business Day, of such conversion or continuation;

(ii)  the aggregate amount and Rate Option of the Advance which is to be converted or continued; and

(iii)  the amount of and Rate Option for the Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Interest Period applicable thereto.

2.3  Fees.

2.3.1  Facility Fee. The Company hereby agrees to pay to the Administrative Agent for the account of each Bank a facility fee at a rate per annum equal to the Facility Fee Rate on such Bank’s Pro Rata Share of the Aggregate Commitment (or, after termination of the Commitments, on such Bank’s Outstanding Credit Exposure), for the period from the date of this Agreement through the Termination Date for such Bank (or such later date on which all Obligations payable to such Bank are paid in full and all Letters of Credit have expired or terminated), payable in arrears on each Payment Date and on such Termination Date (and, if applicable, thereafter on demand) for any period then ending for which such fee shall not have been theretofore paid.

2.3.2  Administrative Agent’s Fees and Arrangers’ Fees. The Company agrees to pay to the Administrative Agent and the Arrangers for their own respective accounts such additional fees as the Administrative Agent, the Arrangers and the Company may agree upon from time to time.

2.3.3  Upfront Fee. Concurrently with the execution of this Agreement, the Company agrees to pay the Administrative Agent for the account of each Bank an upfront fee in the amount previously agreed to among the Company, the Arrangers and such Bank.

2.3.4  Utilization Fee. The Company agrees to pay to the Administrative Agent for the account of each Bank a utilization fee at a rate per annum equal to the Utilization Fee Rate on such Bank’s Outstanding Credit Exposure for each day on which the Aggregate Outstanding Credit Exposure exceeds 50% of the Aggregate Commitment, payable on each Payment Date and on the Termination Date for such Bank (and, if applicable, thereafter on demand) for any period then ending for which such fee shall not have been theretofore paid.

2.4  General Facility Terms.

2.4.1  Method of Borrowing. Not later than noon on each Borrowing Date, each Bank shall make available its Loan or Loans in funds immediately available in New York, to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent shall promptly initiate a transfer of the funds so received from the Banks to such account with a domestic bank as the Company may designate.

2.4.2  Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $5,000,000 (and in integral multiples of $1,000,000 if in excess thereof); provided that any Floating Rate Advance may be in the aggregate amount of the unused Aggregate Commitment.

2.4.3  Payment on the Termination Date. The Company shall pay in full all outstanding Loans made by any Bank, and all other Obligations payable to such Bank, on the Termination Date for such Bank.

2.4.4  Optional Principal Payments. The Company may from time to time pay all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), any portion of the outstanding Floating Rate Advances upon one Business Day’s prior notice to the Administrative Agent (except that, if at any time Floating Rate Advances are made pursuant to Section 2.7.6 to refinance any Reimbursement Obligation, the next prepayment of Floating Rate Advances shall be in an amount so that the aggregate outstanding principal amount of all Floating Rate Advances is either (a) zero or (b) a principal amount of $5,000,000 or multiples of $1,000,000 in excess thereof). The Company may from time to time pay any outstanding Eurodollar Advance or, in a minimum aggregate amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), any portion of any outstanding Eurodollar Advance upon three Business Day’s prior notice to the Administrative Agent, provided that the Company shall be obligated to reimburse the Banks pursuant to Section 3.3 if such prepayment is made on any day other than the last day of an Interest Period for such Eurodollar Advance.

2.4.5  Interest Rates and Periods. Subject to the provisions of Section 2.4.6, (a) each Floating Rate Advance shall bear interest from the date of the making thereof to the date of payment thereof or conversion thereof to a Eurodollar Advance at the Floating Rate as in effect from time to time and (b) each Eurodollar Advance shall bear interest from the first day of the Interest Period applicable thereto to the last day of such Interest Period at the interest rate determined as applicable to such Interest Period. The Company shall not request a Eurodollar Advance if, after giving effect to the requested Eurodollar Advance, more than 15 separate Eurodollar Advances would be outstanding.

2.4.6  Rate after Maturity. Except as provided in the next sentence, any Advance or Reimbursement Obligation not paid at maturity, whether by acceleration or otherwise, shall bear interest until paid in full at a rate per annum equal to the Alternate Base Rate plus 2% per annum. In the case of a Eurodollar Advance the maturity of which is accelerated, such Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period, at the higher of the rate otherwise applicable to such Interest Period plus 2% per annum or the Prime Rate plus 2% per annum.

2.4.7  Payment Dates; Interest and Fee Basis. Subject to Section 2.4.3, (a) interest accrued on each Floating Rate Advance shall be payable on each Payment Date, on the latest Termination Date and thereafter on demand; and (b) interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which such Advance is prepaid, whether due to acceleration or otherwise, on the latest Termination Date and thereafter on demand. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Floating Rate Advances when such interest is based on the Prime Rate shall be calculated for the actual number of days elapsed on the basis of a year consisting of 365 or, when appropriate, 366 days. All other interest and all fees under Section 2.3 shall be calculated for the actual number of days elapsed on the basis of a year consisting of 360 days. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon at the place of payment. If any payment of principal of or interest on an Advance, or any other amount payable hereunder, shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.4.8  Method of Payment. Except as otherwise specifically provided in this Agreement, all payments of principal, interest and fees hereunder shall be made without setoff, deduction or counterclaim in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII or at any other Lending Installation of the Administrative Agent within the United States specified in writing by the Administrative Agent to the Company (at least one Business Day prior to the applicable due date). All such payments shall be made by noon on the date when due and shall be applied (i) first, to any unpaid Reimbursement Obligations and interest thereon, ratably among the holders thereof in accordance with the amount thereof held by each such holder, (ii) second, to any principal and interest due in connection with Advances, ratably among the Banks in accordance with their respective Pro Rata Shares, and (iii) third, to any other Obligations that are then due, ratably among the Banks in accordance with their respective Pro Rata Shares. Each payment delivered to the Administrative Agent for the account of any Bank or the LC Issuer shall be delivered by the Administrative Agent to such Bank or the LC Issuer in the same type of funds which the Administrative Agent received at such Bank’s or the LC Issuer’s address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Bank. Any payment to be delivered by the Administrative Agent pursuant to the foregoing sentence shall be delivered (a) if the corresponding payment was received by the Administrative Agent by noon on a Business Day, on such Business Day, and (b) otherwise, on the Business Day immediately following the Administrative Agent’s receipt of the corresponding payment. The Company authorizes the Administrative Agent to charge the account of the Company for each payment of principal, Reimbursement Obligations and interest as it becomes due hereunder. Any payment made by the Company prior to a date when due shall be applied as the Company may determine; provided that, except as otherwise provided herein, any such payment shall be applied ratably among the Banks in accordance with their respective Pro Rata Shares. Each reference to the Administrative Agent in this Section 2.4 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Company to the LC Issuer pursuant to Section 2.7.6.

2.4.9  Evidence of Indebtedness; Telephonic Notices.

(i)  Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Bank resulting from each Loan made by such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

(ii)  The Administrative Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Company to each Bank hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time and (d) the amount of any sum received by the Administrative Agent hereunder from the Company and each Bank’s share thereof.

(iii)  The entries maintained in the accounts maintained pursuant to clauses (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided that the failure of the Administrative Agent or any Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Obligations in accordance with their terms.

(iv)  Any Bank may request that its Loans be evidenced by a Note. In such event, the Company shall execute and deliver to such Bank a Note payable to the order of such Bank. Each Bank is authorized to record on the schedule attached to its Note, or otherwise record in accordance with its usual practice, the date and amount of each Loan made by such Bank; provided that any failure to so record shall not affect the Company’s obligations under any Note.

(v)  The Company authorizes the Banks and the Administrative Agent to extend Advances and effect Rate Option selections based on telephonic notices made by any person the Administrative Agent or any Bank in good faith believes to be an Authorized Officer. The Company agrees to deliver promptly to the Administrative Agent a written confirmation of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Banks, the records of the Administrative Agent and the Banks shall govern absent manifest error.

2.4.10  Notification of Advances, Interest Rates and Prepayments. The Administrative Agent will notify each Bank of the contents of each borrowing notice and payment notice received by it hereunder promptly and in any event before the close of business on the same Business Day of receipt thereof (or, in the case of borrowing notices with respect to Floating Rate Advances, within one hour of receipt thereof). Promptly after notice from the LC Issuer, the Administrative Agent will notify each Bank of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify each Bank of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Bank prompt notice of each change in the Prime Rate.

2.4.11  Non-Receipt of Funds by the Administrative Agent. Unless the Company or a Bank, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Bank, the proceeds of a Loan, or (ii) in the case of the Company, a payment of principal, interest or fees to the Administrative Agent for the account of the Banks, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Bank or the Company, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Bank, the Federal Funds Effective Rate for such day or (y) in the case of payment by the Company, the interest rate applicable to the relevant Loan.

2.4.12  Changes in Aggregate Commitment. (i) The Company may at any time after the date hereof cancel the Aggregate Commitment in whole, or in a minimum aggregate amount of $5,000,000 (and in integral multiples of $1,000,000) ratably among the Banks upon at least five days’ prior written notice to the Administrative Agent, which notice shall specify the amount of such reduction; provided that no such notice of cancellation shall be effective to the extent that it would reduce the Aggregate Commitment to an amount which would be less than the Aggregate Outstanding Credit Exposure at the time such cancellation is to take effect. Any notice of cancellation given pursuant to this Section shall be irrevocable and shall specify the date upon which such cancellation is to take effect.

(ii)  The Company may, from time to time, by means of a letter delivered to the Administrative Agent substantially in the form of Exhibit E, request that the Aggregate Commitment be increased by an amount not exceeding (in the aggregate for all such increases) $150,000,000 by (a) increasing the Commitment of one or more Banks which have agreed to such increase and/or (b) adding one or more commercial banks or other Persons as a party hereto (each an “Additional Bank”) with a Commitment in an amount agreed to by any such Additional Bank; provided that no Additional Bank shall be added as a party hereto without the written consent of the Administrative Agent (which shall not be unreasonably withheld) or if an Unmatured Default or a Default exists. Any increase in the Aggregate Commitment pursuant to this clause (ii) shall be effective three Business Days (or such other period of time as the Administrative Agent, the Company and the applicable increasing or new Bank shall agree) after the date on which the Administrative Agent has received and accepted the applicable increase letter in the form of Annex 1 to Exhibit E (in the case of an increase in the Commitment of an existing Bank) or assumption letter in the form of Annex 2 to Exhibit E (in the case of the addition of a new Bank). The Administrative Agent shall promptly notify the Company and the Banks of any increase in the amount of the Aggregate Commitment pursuant to this clause (ii) and of the Commitment and Pro Rata Share of each Bank after giving effect thereto. The Company acknowledges that, in order to maintain Advances in accordance with each Bank’s Pro Rata Share of all outstanding Advances prior to any increase in the Aggregate Commitment pursuant to this clause (ii), a reallocation of the Commitments as a result of a non-pro-rata increase in the Aggregate Commitment may require prepayment of all or portions of certain Advances on the date of such increase (and any such prepayment shall be subject to the provisions of Section 3.3).

2.4.13  Extension of Scheduled Termination Date. The Company may, not more than 90 nor less than 30 days prior to the first and second anniversaries of the date of this Agreement (each an “Anniversary Date”), submit to the Administrative Agent a request (an “Extension Request”) for a one year extension of the scheduled Termination Date. The Administrative Agent shall promptly forward a copy of such Extension Request to each Bank. In response to such request, each Bank shall, not later than the earlier of 30 days after receipt of such notice and 15 days prior to the applicable Anniversary Date, notify the Administrative Agent whether it is willing (in its sole and complete discretion) to extend the scheduled Termination Date for an additional year (and any Bank that fails to give such notice to the Administrative Agent shall be deemed to have elected not to extend the scheduled Termination Date). The Administrative Agent will notify the Company of the decisions of the Banks no later than 10 days prior to the relevant Anniversary Date. If the Required Banks elect to extend the scheduled Termination Date, then on the relevant Anniversary Date the scheduled Termination Date for all Banks that agreed to extend the Termination Date shall be extended for an additional year; provided that (a) no Default or Unmatured Default exists on such Anniversary Date and (b) the representations and warranties set forth in Article V are true and correct in all material respects on such Anniversary Date. The Commitment of any Bank that elects, or is deemed to have elected, not to extend the scheduled Termination Date (a “Declining Bank”) shall terminate on the existing scheduled Termination Date (without regard to any extension by the other Banks), and the Pro Rata Shares of the remaining Banks shall be appropriately adjusted on such date. The Company may, at its sole expense and effort, upon notice to any Declining Bank and the Administrative Agent, require such Declining Bank to assign its rights and obligations hereunder to an assignee selected by the Company that is willing to accept such assignment; provided that (i) such assignment shall not conflict with any law, rule or regulation or order of any court or other governmental authority, (ii) in the case of an assignee that is not a Bank, the Company shall have received a written consent of the Administrative Agent and the LC Issuer (which consents shall not be unreasonably withheld), and (iii) the Company or such assignee shall have paid (x) to such Declining Bank in immediately available funds the principal of and interest accrued to the date of such payment on the Loans made by it hereunder and all other amounts owed to it hereunder and (y) the fee payable to the Administrative Agent pursuant to Section 12.3.2. Upon any such assignment, the scheduled Termination Date for the assignee shall be the latest scheduled Termination Date for any Bank hereunder.

2.5  Lending Installations. Each Bank may book its Loans and its participations in any LC Obligations, and the LC Issuer may book the Facility LCs, at any Lending Installation selected by such Bank or the LC Issuer, as the case may be, and each Bank and the LC Issuer may change its Lending Installation from time to time. Each Bank and the LC Issuer will notify the Administrative Agent and the Company on or prior to the date of this Agreement of the Lending Installation which it intends to utilize for each type of Loan hereunder or the Facility LCs, as the case may be. Each Bank and the LC Issuer may, by written notice to the Administrative Agent and the Company, change the Lending Installation through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

2.6  Withholding Tax Exemption. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Bank, each Bank that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Company and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Bank which so delivers a Form W-8BEN or W-8ECI further undertakes to deliver to each of the Company and the Administrative Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Company or the Administrative Agent, in each case certifying that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Company and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

2.7  Facility LCs.

2.7.1  Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby letters of credit (each, a “Facility LC”), and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), in each case upon the request of the Company from time to time from the date of this Agreement to the date that is 30 days prior to the latest scheduled Termination Date (or, if earlier, the Termination Date); provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $100,000,000; (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment; and (iii) the stated amount of all Facility LCs that have expiry dates after the next scheduled Termination Date plus the aggregate principal amount of all Eurodollar Advances that have Interest Periods ending after such Termination Date shall not exceed the remainder of (a) the Aggregate Commitment minus (b) the aggregate amount of the Commitments that are scheduled to terminate on such Termination Date. No Facility LC shall have an expiry date later than the earlier of (a) one year after its issuance (provided that a Facility LC may provide for the automatic renewal thereof for additional periods of up to one year each) and (b) five Business Days prior to the latest scheduled Termination Date.

2.7.2  Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.7, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Bank, and each Bank shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in accordance with its Pro Rata Share.

2.7.3  Notice. Subject to Section 2.7.1, the Company shall give the LC Issuer notice prior to 10:00 a.m. at least three Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Bank, of the contents thereof and of the amount of such Bank’s participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Company shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

2.7.4  LC Fees. The Company shall pay to the Administrative Agent, for the account of the Banks ratably in accordance with their respective Pro Rata Shares, with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the LC Fee Rate in effect from time to time on the undrawn stated amount available under such Facility LC. Such fee shall be calculated for actual days elapsed on the basis of a 360-day year and shall be payable in arrears on each Payment Date and, with respect to any Bank, on the Termination Date for such Bank (and, if applicable, thereafter on demand) for any period then ending for which such fee shall not have been theretofore paid. The Company shall also pay to the LC Issuer for its own account (x) a fronting fee at the rates and times agreed to by the Company and the LC Issuer from time to time and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer’s standard schedule for such charges as in effect from time to time.

2.7.5  Administration; Reimbursement by Banks. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Company and each other Bank as to the amount to be paid by the LC Issuer as a result of such demand and the proposed LC Payment Date. The responsibility of the LC Issuer to the Company and each Bank shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Bank shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or Unmatured Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Bank’s Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC (the date of such payment by the LC Issuer, an “LC Payment Date”) to the extent such amount is not reimbursed by the Company, or paid by the making of a Floating Rate Advance, pursuant to Section 2.7.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Bank, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. on such date, from the next succeeding Business Day) to the date on which such Bank pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

2.7.6  Reimbursement by Company. The Company shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on the applicable LC Payment Date for any amount paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Company nor any Bank shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Company or such Bank to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. If the Company fails to so reimburse the LC Issuer by 2:00 P.M. on the applicable LC Payment Date, the Administrative Agent shall promptly notify each Bank of such LC Payment Date, the amount of the unpaid Reimbursement Obligation and such Bank’s Pro Rata Share thereof. In such event, the Company shall be deemed to have requested a Floating Rate Advance to be disbursed on the applicable LC Payment Date in an amount equal to the unpaid Reimbursement Obligation, without regard to the minimum and multiples specified in Section 2.4.2 for Floating Rate Advances, but subject to the amount of the unutilized portion of the Aggregate Commitment and the conditions set forth in Article IV. Any Reimbursement Obligation that is not fully refinanced by the making of a Floating Rate Advance because the conditions set forth in Article IV cannot be satisfied or for any other reason shall bear interest payable on demand from such LC Payment Date to the date of reimbursement, at a rate of interest per annum equal to the rate applicable to Floating Rate Advances (plus, beginning on the third Business Day after the LC Issuer notifies the Company that the LC Issuer has paid the applicable drawing, 2%). The LC Issuer will pay to each Bank ratably in accordance with its Pro Rata Share all amounts received by it from the Company for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Bank has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.7.5.

2.7.7  Obligations Absolute. The Company’s obligations under this Section 2.7 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Company may have or have had against the LC Issuer, any Bank or any beneficiary of a Facility LC. The Company further agrees with the LC Issuer and the Banks that the LC Issuer and the Banks shall not be responsible for, and the Company’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Company, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Company or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Company agrees that any action taken or omitted by the LC Issuer or any Bank under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Company and shall not put the LC Issuer or any Bank under any liability to the Company. Nothing in this Section 2.7.7 is intended to limit the right of the Company to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.7.6.

2.7.8  Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer in good faith. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.7, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and any future holders of a participation in any Facility LC.

2.7.9  Indemnification. The Company hereby agrees to indemnify and hold harmless each Bank, the LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Bank, the LC Issuer or the Administrative Agent may incur (or which may be claimed against such Bank, the LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including any claim, damage, loss, liability, cost or expense which the LC Issuer may incur (i) by reason of or in connection with the failure of any other Bank to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any right the Company may have against any defaulting Bank) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Company shall not be required to indemnify any Bank, the LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.7.9 is intended to limit the obligations of the Company under any other provision of this Agreement.

2.7.10  Banks’ Indemnification. Each Bank shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Company) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.7 or any action taken or omitted by such indemnitees hereunder.

2.7.11  Facility LC Collateral Account. The Company agrees that it will, upon the request of the Administrative Agent or the Required Banks and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Banks in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “Facility LC Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of such Company but under the sole dominion and control of the Administrative Agent, for the benefit of the Banks and in which the Company shall have no interest other than as set forth in Section 8.1. Except as otherwise expressly provided herein, the Company shall have no obligation to deposit or maintain funds in the Facility LC Collateral Account. The Company hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Banks and the LC Issuer, a security interest in all of the Company’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of JPMorgan having a maturity not exceeding 30 days. Nothing in this Section 2.7.11 shall either obligate the Administrative Agent to require the Company to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1; provided that if one or more Facility LCs are outstanding on the Termination Date, the Company shall deposit and thereafter maintain funds in the Facility LC Collateral Account in an amount equal to the undrawn stated amount available under all such Facility LCs plus all fees that would be payable thereon pursuant to Section 2.7.4 assuming each Facility LC is drawn on the scheduled expiration date thereof. The Administrative Agent shall, at the request of the Company, notify the Company of (a) the amount of funds on deposit in the Facility LC Collateral Account and (b) the amount required to be on deposit in the Facility LC Collateral Account pursuant to the proviso in the foregoing sentence. So long as no Default or Unmatured Default exists, the Administrative Agent shall, promptly upon request of the Company, return to the Company any amount held in the Facility LC Collateral Account pursuant to the proviso to the second preceding sentence in excess of the amount required by such proviso.

2.7.12  Rights as a Bank. In its capacity as a Bank, the LC Issuer shall have the same rights and obligations as any other Bank.

ARTICLE III

CHANGE IN CIRCUMSTANCES

3.1  Yield Protection. If after the date of this Agreement any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or compliance of any Bank or any applicable Lending Installation or the LC Issuer with any of the foregoing,

(i)  subjects any Bank, any applicable Lending Installation or the LC Issuer to any tax, duty, charge or withholding on or from payments due from the Company (excluding taxation of the overall net income of any Bank, any applicable Lending Installation or the LC Issuer), or changes the basis of taxation of payments to any Bank or the LC Issuer in respect of its Loans, Facility LCs or participations therein or other amounts due it hereunder, or

(ii)  imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank, any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(iii)  imposes any other condition the result of which is to increase the cost to any Bank, any applicable Lending Installation or the LC Issuer of making, funding or maintaining Loans or of issuing or participating in Facility LCs or reduces any amount receivable by any Bank, any applicable Lending Installation or the LC Issuer in connection with loans, or requires any Bank, any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Loans, Facility LCs or participations therein held or interest received by it, by an amount deemed material by such Bank or the LC Issuer, or

(iv)  affects the amount of capital required or expected to be maintained by any Bank, any applicable Lending Installation or the LC Issuer or any corporation controlling any Bank or the LC Issuer and such Bank or the LC Issuer, as the case may be, determines the amount of capital required is increased by or based upon the existence of this Agreement or its obligation to make Loans hereunder or to issue or participate in Facility LCs hereunder or of commitments of this type, then, within 15 days of demand by such Bank or the LC Issuer, the Company shall pay such Bank or the LC Issuer, as the case may be, that portion of such increased expense incurred (including, in the case of Section 3.1(iv), any reduction in the rate of return on capital to an amount below that which it or such Lending Installation or corporation could have achieved but for such law, rule, regulation, policy, guideline or directive and after taking into account such Bank’s or the LC Issuer’s policies as to capital adequacy) or reduction in an amount received which such Bank or the LC Issuer determines is attributable to making, funding and maintaining its Loans and/or issuing or participating in Facility LCs and its Commitment.

3.2  Availability of Rate Options. If (a) any Bank determines, and notifies the Company and the Administrative Agent, that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or (b) the Required Banks determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the Eurodollar Rate for any Interest Period does not accurately reflect the cost of making or maintaining Eurodollar Loans for such Interest Period, then the Administrative Agent shall suspend the availability of Eurodollar Advances and, in the case of clause (a), require any outstanding Eurodollar Loan of such Bank to be repaid at the end of each Interest Period therefor or on such earlier date as may be required by the applicable law, rule, regulation or directive (it being understood that, so long as the circumstances described in clause (a) continue, such Bank shall make and maintain Floating Rate Loans in an amount equal to its Pro Rata Share of each Eurodollar Advance).

3.3  Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made or continued or a Floating Rate Advance is not converted to a Eurodollar Advance on the date specified by the Company for any reason other than default by the Banks, the Company will indemnify each Bank for any loss or cost incurred by it resulting therefrom, including any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Advance (but excluding lost profits).

3.4  Bank Statements; Survival of Indemnity. To the extent reasonably possible, each Bank and the LC Issuer, as applicable, shall designate an alternate Lending Installation or take such other actions with respect to its Eurodollar Loans or Facility LCs or participations therein to reduce any liability of the Company to such Bank or the LC Issuer, as the case may be, under Section 3.1 or to avoid the unavailability of a Rate Option under Section 3.2, so long as such designation or the taking of such actions is not disadvantageous to such Bank or the LC Issuer, as the case may be. Each Bank and the LC Issuer, as the case may be, shall deliver a written statement of such Bank as to the amount due, if any, under Section 3.1 or 3.3. Such written statement shall set forth in reasonable detail the calculations upon which such Bank or the LC Issuer determined such amount and shall be final, conclusive and binding on the Company in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Bank funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable within 10 Business Days after receipt by the Company of the written statement. The obligations of the Company under Sections 3.1 and 3.3 shall survive payment of the Obligations and termination of this Agreement.

3.5  Substitution of Bank. In the event that any Bank delivers to the Company a certificate as to an amount due under Section 3.1 or delivers a notice pursuant to Section 3.2, the Company may, at its sole expense and effort, require such Bank to transfer and assign, without recourse (in accordance with Section 12.3) all (but not less than all) of its interests, rights and obligations under this Agreement to an assignee which shall assume such assigned obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (i) such assignment shall not conflict with any law, rule or regulation or order of any court or other governmental authority, (ii) the Company shall have received a written consent of the Administrative Agent in the case of an entity that is not a Bank, which consent shall not be unreasonably withheld, (iii) the Company or such assignee shall have paid to the assigning Bank in immediately available funds the principal of and interest accrued to the date of such payment on the Loans made by it hereunder and all other amounts owed to it hereunder and the fee payable to the Administrative Agent pursuant to Section 12.3.2 and (iv) nothing in the foregoing is intended or shall be construed as obligating any Bank to locate such an assignee.

ARTICLE IV

CONDITIONS PRECEDENT

4.1  Conditions to Effectiveness. This Agreement shall become effective on the date that the Administrative Agent has received (a) counterpart signature pages hereto executed by the Company, the Administrative Agent, the LC Issuer and the Banks, [(b) evidence, reasonably satisfactory to the Administrative Agent, that the Company has paid all amounts payable to any “Bank” under the Existing Agreement that will not be a Bank hereunder] and [(c)] the following documents, with (except in the case of clause (vi) below) sufficient copies to provide one copy for each Bank:

(i)  Copies of the Articles of Incorporation of the Company, together with all amendments, and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation, as well as any other information that any Bank may request that is required by Section 326 of the USA PATRIOT ACT or necessary for the Administrative Agent or any Bank to verify the identity of the Company as required by Section 326 of the USA PATRIOT ACT.

(ii)  Copies, certified by the Secretary or Assistant Secretary of the Company, of its By-Laws and of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Bank) authorizing the execution of the Loan Documents.

(iii)  An incumbency certificate, executed by the Secretary or Assistant Secretary of the Company, which shall identify by name and title and bear the signature of the officers of the Company authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Banks shall be entitled to rely until informed of any change in writing by the Company.

(iv)  A certificate, signed by the President, the Chief Financial Officer or the Treasurer of the Company, stating that on the date of the effectiveness of this Agreement, (a) the representations and warranties set forth in Article V are true and correct in all material respects and (b) no Default or Unmatured Default has occurred and is continuing.

(v)  A written opinion of the Company’s counsel, addressed to the Banks in substantially the form of Exhibit B.

(vi)  A Note payable to the order of each Bank that has requested a Note.

(vii)  Such other documents as any Bank or its counsel may have reasonably requested.

4.2  Each Credit Extension. The Banks and the LC Issuer shall not be required to make any Credit Extension, unless on the applicable Credit Extension Date:

(i)  There exists no Default or Unmatured Default.

(ii)  The representations and warranties contained in Article V, except the representations and warranties contained in Sections 5.6 and 5.7, are true and correct in all material respects as of such Credit Extension Date.

Each Borrowing Notice with respect to an Advance and each request for issuance of a Facility LC shall constitute a representation and warranty by the Company that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Banks that:

5.1  Organization, etc. The Company is a corporation validly organized and existing and in good standing under the laws of the state of its incorporation, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to own and hold under lease its property and to conduct its business substantially as currently conducted, except where the failure to be so qualified as a foreign corporation or to hold such licenses, permits and other approvals would not reasonably be expected to have a material adverse effect on the Company’s ability to perform its obligations under this Agreement.

5.2  Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Company of the Loan Documents are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not

(a)  contravene the Company’s articles of incorporation, by-laws, and all shareholder agreements, voting trusts, and similar arrangements applicable to any of its authorized shares;

(b)  contravene any law or governmental regulation or court decree or order, or any material contractual restriction, binding on or affecting the Company; or

(c)  result in, or require the creation or imposition of, any lien on any of the Company’s properties.

5.3  Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Company of the Loan Documents, except for one or more orders of FERC which have been duly obtained and are in full force and effect. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940.

5.4  Validity, etc. This Agreement constitutes, and, on the due execution and delivery thereof, each other Loan Document will constitute, the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and except that no representation or warranty is made as to the indemnification provisions of Section 9.7 or the provisions of this Agreement purporting to authorize conclusive determinations by the Banks.

5.5  Financial Information. The audited balance sheets of the Company and its Subsidiaries as at December 31, 2005, and the unaudited consolidated balance sheets of the Company and its Subsidiaries as at March 31, 2006, and the related consolidated statements of income, capitalization, cash flows and retained earnings, copies of which have been furnished to the Banks, have been prepared in accordance with GAAP consistently applied, except as may be otherwise indicated in the notes thereto, and present fairly the consolidated financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended.

5.6  No Material Adverse Change. Since March 31, 2006, there has been no material adverse change in the consolidated financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries, taken as a whole.

5.7  Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of any Authorized Officer, threatened litigation, action, proceeding or labor controversy affecting the Company or any of its Subsidiaries, or any of their respective properties, assets or revenues, which could reasonably be expected to have a material adverse effect on the consolidated financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries, taken as a whole, or which purports to affect the legality, validity or enforceability of the Loan Documents, except as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, or as heretofore disclosed in writing to the Banks.

5.8  Subsidiaries. The Company has no material Subsidiaries.

5.9  Taxes. The Company and each of its Subsidiaries has filed all federal and other material tax returns and reports required by law to have been filed and has paid all material taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

5.10  Regulations U and X. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates Regulation U or Regulation X. Terms for which meanings are provided in Regulation U or Regulation X, as from time to time in effect, are used in this Section 5.10 with such meanings.

5.11  ERISA. The Unfunded Liabilities of all Plans do not in the aggregate exceed an amount which, if asserted against the Company as a matured liability, could reasonably be expected to have a material adverse effect on the consolidated financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries, taken as a whole. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Company nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to terminate any Plan.

5.12  Environmental Matters. In the ordinary course of its business, the Company conducts an ongoing review of the effect of environmental laws on the business, operations and properties of the Company, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Company has reasonably concluded that environmental laws (as in effect on the date on which this warranty is made or deemed made) are unlikely to have a material adverse effect on the business, financial condition, or results of operations of the Company and its Subsidiaries, considered as a whole.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Banks shall otherwise consent in writing:

6.1  Financial Information, Reports, Notices, etc.

(a)  The Company will furnish to the Administrative Agent (which shall promptly forward a copy to each Bank) copies of the following financial statements (which shall be prepared on a consolidated basis if the Company shall have any Subsidiaries), reports and information:

(i)  Within 120 days after the close of each fiscal year of the Company, a balance sheet of the Company as of the end of such fiscal year and the related statements of income, capitalization, cash flows and retained earnings, each prepared in accordance with GAAP consistently applied (except for changes in which the Company’s independent certified public accountants concur) in reasonable detail and certified by a firm of independent certified public accountants selected by the Company; and

(ii)  Within 60 days after the close of each of the first three quarters of the Company’s fiscal year, the unaudited quarterly interim financial reports of the Company.

Delivery by the Company of copies of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for any year shall satisfy the Company’s obligation under clause (i) of this Section 6.1(a) with respect to such year, and delivery by the Company to the Banks of a copy of the Company’s Quarterly Report on Form 10-Q filed with such Commission for any quarter shall satisfy the Company’s obligation under clause (ii) of this Section 6.1(a) with respect to such quarter. The Company will also furnish to the Administrative Agent (which shall promptly forward a copy to each Bank), together with the financial statements required under this Section 6.1(a), copies of a compliance certificate in substantially the form of Exhibit D signed by an Authorized Officer showing the calculations necessary to determine compliance with Section 6.10 of this Agreement.

(b) The Company shall promptly, from time to time, furnish to any Bank such information regarding the operations, business affairs and financial condition of the Company as such Bank (acting through the Administrative Agent) may reasonably request.

6.2  Use of Proceeds. The Company will use the proceeds of the Advances to repay outstanding Indebtedness, to pay the purchase price, tender price or redemption price (principal component only without any interest component) of the Tax-Exempt Bonds, to support commercial paper issuance and for other general corporate purposes.

6.3  Corporate Existence. The Company agrees that during the term of this Agreement it will maintain its corporate existence and its good standing in those states in which it is required to maintain such existence and standing in order to conduct its business, will not dissolve or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another corporation unless the acquirer of its assets or the corporation with which it shall consolidate or into which it shall merge shall be a corporation organized under the laws of one of the states of the United States of America, shall be a solvent corporation and shall assume in writing all of the obligations of the Company under the Loan Documents. Notwithstanding the foregoing, nothing in this Agreement shall restrict the Company from restructuring its operations or organization for the purpose of conducting its business in a manner deemed solely by the Company to be appropriate and any such restructuring or reorganization shall not constitute a violation of this Agreement unless it has a material adverse effect on the validity or enforceability of the Loan Documents or the liability of the Company thereunder.

6.4  Books and Records. The Company will keep books and records reflecting all of its business affairs and transactions in accordance with GAAP and permit the Administrative Agent (or any Bank together with the Administrative Agent) or any representative thereof (subject to Section 9.15), at reasonable times and intervals and at the expense of the Administrative Agent or such Bank, to visit its principal offices, discuss financial matters with its officers and examine and make copies of any of its books and other corporate records.

6.5  Litigation Notice. The Company will, promptly after an Authorized Officer obtains knowledge thereof, notify the Administrative Agent (which shall promptly notify each Bank) in writing of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency which (i) has remained unsettled for a period of 90 days from the commencement thereof and involves claims for damages or relief in an amount which could reasonably be expected to have a material adverse effect on the consolidated financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) has resulted in a final judgment or judgments for the payment of money in an amount which has a materially adverse effect on the consolidated financial condition of the Company and its Subsidiaries, taken as a whole.

6.6  Notice of Default or Unmatured Default. The Company will promptly notify the Administrative Agent (which shall promptly notify each Bank) of any Default or Unmatured Default of which any Authorized Officer has knowledge, setting forth the details of such Default or Unmatured Default and any action which the Company proposes to take with respect thereto.

6.7  FERC Approvals. From time to time prior to the date of expiration of each approval of FERC then in effect with respect to the short-term debt of the Company, the Company will deliver to the Administrative Agent (which shall promptly forward a copy to each Bank) a copy of any order issued by FERC extending, supplementing, or superseding such approval obtained by the Company, certified as in full force and effect by an Authorized Officer.

6.8  Maintenance of Property; Insurance. The Company will keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted. The Company will maintain with financially sound and reputable insurance companies insurance on its property in such amounts and covering such risks as is consistent with sound business practice, and the Company will furnish to any Bank upon request full information as to the insurance carried.

6.9  Compliance with Laws. The Company will comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including environmental laws, ERISA, the USA Patriot Act, the U.S. Bank Secrecy Act and any sanction program administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control of the United States Department of Treasury, and rules and regulations thereunder) except where either (i) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) the failure to so comply would not reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Company and its Subsidiaries, considered as a whole.

6.10  Debt to Capitalization Ratio. The Company will not permit the ratio of (a) Consolidated Debt to (b) the sum of Consolidated Debt plus Consolidated Net Worth to exceed 0.65 to 1 as of the last day of any fiscal quarter of the Company.

6.11  Liens. The Company will not, nor will it permit any Subsidiary to, directly or indirectly create or assume, except in favor of the Company or a Wholly-Owned Subsidiary, any mortgage, pledge or other lien or encumbrance upon any Principal Facility or any interest it may have therein or upon any stock of any Regulated Subsidiary or any indebtedness of any Subsidiary to the Company or any other Subsidiary, whether now owned or hereafter acquired, without making effective provision (and the Company covenants that in such case it will make or cause to be made, effective provision) whereby the Obligations and any other indebtedness of the Company then entitled thereto shall be secured by such mortgage, pledge, lien or encumbrance equally and ratably with any and all other obligations and indebtedness thereby secured, so long as any such other obligations and indebtedness shall be so secured; provided that the foregoing covenant shall not be applicable to (i) the lien of the Midwest Power Indenture, (ii) Permitted Encumbrances or (iii) any transfer, lease, use or other encumbrance of or on the Company's or any of its Subsidiary's transmission assets as required by applicable state or federal order, regulation, rule or statute.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1  Non-Payment of Obligations. The Company shall default in the payment or prepayment when due of any principal of any Loan; the Company shall default (and such default shall continue unremedied for more than three Business Days) in the payment when due of any Reimbursement Obligation; or the Company shall default (and such default shall continue unremedied for a period of 10 days) in the payment when due of any interest on any Loan, of any facility fee or utilization fee or of any other Obligation.

7.2  Breach of Warranty. Any representation or warranty of the Company made or deemed to be made hereunder or in any other Loan Document or any other writing or certificate furnished by or on behalf of the Company to the Administrative Agent or the Banks for the purposes of or in connection with this Agreement or such other Loan Document is or shall be incorrect when made in any material respect (provided that if such incorrectness is capable of being cured and the Company is diligently taking all reasonable steps to effect such cure, no Default shall arise under this Section 7.2 until 15 days after an Authorized Officer obtains knowledge of such incorrectness).

7.3  Non-Performance of Certain Covenants and Obligations. The Company shall default in the due performance and observance of any of its obligations under Section 6.2 or 6.3 (other than with respect to maintenance of good standing in jurisdictions which are not its jurisdiction of incorporation).

7.4  Non-Performance of Other Covenants and Obligations. The Company shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Company by the Administrative Agent or any Bank.

7.5  Default on Other Indebtedness. A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any other Indebtedness of the Company having a principal amount, individually or in the aggregate, in excess of $30,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

7.6  Judgments. One or more final judgments or orders for the payment of money aggregating in excess of $30,000,000 shall be rendered against the Company, and

(a)  such judgment(s) or order(s) shall not have been vacated, bonded, discharged or stayed pending appeal within 30 days after entry thereof or, in the event of such a stay, such judgment(s) or order(s) shall not be discharged within 30 days after such stay shall expire; or

(b)  any enforcement action shall be lawfully taken by a judgment creditor to levy upon the assets or properties of the Company to enforce any such judgment, and such levy shall not be bonded, stayed or otherwise prevented not later than five days prior to the date of any proposed sale thereunder;

provided that clause (a) of this Section 7.6 shall not apply to any judgment(s) or order(s) as to which the Company is insured if the insurer has admitted in writing its liability for an amount which, when deducted from the full amount of the Company’s liability with respect to such judgment(s) or order(s), would reduce the Company’s remaining liability to an amount less than $30,000,000.

7.7  Bankruptcy, Insolvency etc. The Company shall:

(a)  become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due;

(b)  apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any substantial part of its property, or make a general assignment for the benefit of creditors;

(c)  in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that the Company hereby expressly authorizes the Administrative Agent (on behalf of the Banks) to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents;

(d)  permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if any such case or proceeding is not commenced by the Company, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that the Company hereby expressly authorizes the Administrative Agent (on behalf of the Banks) to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents; or

(e)  take any corporate action authorizing, or in furtherance of, any of the foregoing.

7.8  Unfunded Liabilities. The Unfunded Liabilities of all Plans shall exceed in the aggregate an amount which, if asserted against the Company as a matured liability, would reasonably be expected to have a material adverse effect on the consolidated financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries, taken as a whole; or any Reportable Event shall occur in connection with any Plan.

7.9  Environmental Matters. The Company shall be the subject of any proceeding or investigation pertaining to the release by the Company or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any federal, state or local environmental, health or safety law or regulation, which would, in either case, upon a final determination adverse to the Company, have a material adverse effect on the consolidated financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries, taken as a whole.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1  Acceleration; Facility LC Collateral Account. (i) If any Default described in clauses (a) through (d) of Section 7.7 occurs with respect to the Company, the obligations of the Banks to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Bank; and the Company will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the excess of (x) the amount of LC Obligations at such time over (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”). If any other Default occurs and is continuing, the Required Banks may (a) terminate or suspend the obligations of the Banks to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Company hereby expressly waives, and (b) upon notice to the Company and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Company to pay, and the Company will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

    (ii)  If at any time while any Default exists, the Administrative Agent determines that the Collateral Shortfall Amount is greater than zero, the Administrative Agent may make demand on the Company to pay, and the Company will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

    (iii)  The Administrative Agent may, at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Company to the Banks or the LC Issuer under the Loan Documents.

    (iv)  Except as provided in clause (iii) above or in the following two sentences, at any time while any Default is continuing, neither the Company nor any Person claiming on behalf of or through the Company shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. Upon the earlier to occur of (x) the indefeasible payment in full of all Obligations and the termination of the Aggregate Commitment and (y) the cure or written waiver of all outstanding Defaults, any funds remaining in the Facility LC Collateral Account (including any investment income and interest earned on funds deposited therein) shall be returned by the Administrative Agent to the Company or paid to whomever may be legally entitled thereto at such time.

    (v)  If, within 14 days after acceleration of the maturity of the Obligations or termination of the obligations of the Banks to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Default (other than any Default as described in clauses (a) through (d) of Section 7.7 with respect to the Company) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Banks (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Company, rescind and annul such acceleration and/or termination. The Administrative Agent shall promptly return to the Company any funds remaining in the Facility LC Collateral Account (including any investment income and interest earned on funds deposited therein) in connection with such acceleration and/or termination.

8.2  Amendments. Subject to the provisions of this Article VIII, the Required Banks (or the Administrative Agent with the consent in writing of the Required Banks) and the Company may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Banks or the Company hereunder or waiving any Default hereunder; provided that no such supplemental agreement shall, without the consent of each Bank affected thereby:

(i)  Extend the maturity of any Loan or Reimbursement Obligation or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

(ii)  Reduce the percentage specified in the definition of Required Banks.

  (iii)  Except as provided in Section 2.4.13, extend the scheduled Termination Date, increase the amount of the Commitment of any Bank hereunder or permit the Company to assign its rights under this Agreement.

(iv)  Amend this Section 8.2 or Section 11.2.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. No amendment of any provision of this Agreement relating to the LC Issuer shall be effective without the written consent of the LC Issuer. The Administrative Agent may waive payment of any fee required under Section 2.3.2 or 12.3.2 without obtaining the consent of any Bank. The LC Issuer may waive payment of any fee or charge required under the last sentence of Section 2.7.4 without obtaining the consent of any Bank.

8.3  Preservation of Rights. No delay or omission of the Banks, the LC Issuer or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Company to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Banks required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuer and the Banks until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1  Survival of Representations. All representations and warranties of the Company contained in this Agreement shall survive delivery of the Loan Documents and the making of the Credit Extensions herein contemplated.

9.2  Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Bank shall be obligated to extend credit to the Company in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3  Taxes. Any taxes (excluding income taxes) or other similar assessments or charges payable or ruled payable by any governmental authority as a result of the Loan Documents (other than (x) taxes or assessments payable because a Bank failed to provide the documents required under Section 2.6 and (y) net income taxes, franchise taxes and other taxes imposed on, or measured by net income, net profits or receipts of, the Administrative Agent, the LC Issuer or any Bank) shall be paid by the Company, together with interest and penalties, if any.

9.4  Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.5  Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Company, the Administrative Agent, the LC Issuer and the Banks and supersede all prior agreements and understandings among the Company, the Administrative Agent, the LC Issuer and the Banks relating to the subject matter thereof.

9.6  Several Obligations. The respective obligations of the Banks hereunder are several and not joint and no Bank shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Bank to perform any of its obligations hereunder shall not relieve any other Bank from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

9.7  Expenses; Indemnification. The Company shall reimburse the Administrative Agent and each Arranger for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent and the Arrangers, which attorneys may be employees of the Administrative Agent or either Arranger) paid or incurred by the Administrative Agent or such Arranger in connection with the preparation, negotiation, execution, delivery, review, amendment and modification of the Loan Documents. The Company also agrees to reimburse the Administrative Agent, each Arranger, the LC Issuer and each Bank for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, the Arrangers, the LC Issuer and the Banks, which attorneys may be employees of the Administrative Agent, either Arranger, the LC Issuer or any Bank) paid or incurred by the Administrative Agent, such Arranger or such Bank in connection with the collection and enforcement of the Loan Documents. The Company further agrees to indemnify the Administrative Agent, each Arranger, the LC Issuer and each Bank and each of their respective directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all expenses of litigation or preparation therefor whether or not the Administrative Agent, either Arranger, the LC Issuer or any Bank is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent such losses, claims, damages, penalties, judgments, liabilities and expenses arise from the gross negligence or willful misconduct of any indemnified party. The obligations of the parties to this Agreement under this Section shall survive the termination of this Agreement.

9.8  Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Banks.

9.9  USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Company pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318: IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit or other financial services product. What this means for the Company: When the Company opens an account, the Banks will ask for the Company’s name, tax identification number, business address and other information that will allow the Administrative Agent and the Banks to identify the Company. The Administrative Agent and the Banks may also ask to see the Company’s legal organizational documents or other identifying documents.

9.10  Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.11  Nonliability of Banks. The relationship between the Company, on the one hand, and the Banks, the LC Issuer and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. None of the Administrative Agent, the LC Issuer or any Bank shall have any fiduciary responsibilities to the Company. None of the Administrative Agent, the LC Issuer or any Bank undertakes any responsibility to the Company to review or inform the Company of any matter in connection with any phase of the Company’s business or operations.

9.12  CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

9.13  CONSENT TO JURISDICTION. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT, THE LC ISSUER AND EACH BANK HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT, THE LC ISSUER AND EACH BANK HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. ANY JUDICIAL PROCEEDING BY THE COMPANY AGAINST THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY BANK OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY BANK INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

9.14  WAIVER OF JURY TRIAL. THE COMPANY, THE ADMINISTRATIVE AGENT, THE LC ISSUER AND EACH BANK HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

9.15  Confidentiality. Each Bank agrees to hold any confidential information which it may receive from the Company pursuant to this Agreement, including information obtained from the books and records of the Company made available pursuant to Section 6.4, in confidence, except for disclosure (i) to other Banks and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to that Bank, (iii) to regulatory officials, (iv) as requested pursuant to or as required by law, regulation, or legal process, (v) in connection with any legal proceeding to which that Bank is a party (so long as such proceeding arises from or is related to this Agreement or the transactions contemplated hereby), and (vi) permitted by Section 12.4. Each Bank is hereby authorized to deliver a copy of any information delivered to it if so requested by any regulatory body having jurisdiction over it; provided that such Bank will notify the Company of any such request (other than a request arising in the course of a bank audit, notice of which such Bank shall deliver to the Company as soon as is practicable) before divulging such information to such regulatory body unless such disclosure is legally prohibited by the terms of such request.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1  Appointment. JPMorgan is hereby appointed Administrative Agent hereunder and under each other Loan Document, and each of the Banks irrevocably authorizes the Administrative Agent to act as the agent of such Bank. The Administrative Agent agrees to act as such upon the express conditions contained in this Article X. The Administrative Agent shall not have a fiduciary relationship in respect of any Bank by reason of this Agreement.

10.2  Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have (a) implied duties to the Banks or (b) any obligation to the Banks to take any action under any Loan Document other than any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3  General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Banks or any Bank for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

10.4  No Responsibility for Loan Documents, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith.

10.5  Action on Instructions of Banks. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Banks, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and on all holders of Notes.

10.6  Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

10.7  Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

10.8  Administrative Agent’s Reimbursement and Indemnification. The Banks agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Pro Rata Shares (i) for any amounts not reimbursed by the Company for which the Administrative Agent is entitled to reimbursement by the Company under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Banks, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent.

10.9  Rights as a Bank. With respect to its Commitment, Loans made by it and any Note issued to it, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Bank and may exercise the same as though it were not the Administrative Agent, and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. Nothing contained herein shall preclude the Administrative Agent or any other Bank from engaging in any debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Company or any of its Affiliates in which the Company or such Affiliate is not restricted hereby from engaging with any other Person.

10.10  Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.11  Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Company, and the Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint, on behalf of the Company and the Banks, a successor Administrative Agent. Such appointment shall not be made without the prior written consent of the Company. If no successor Administrative Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty days after the retiring Administrative Agent’s giving notice of resignation, then the Administrative Agent’s resignation shall become effective and the duties and responsibilities of the Administrative Agent hereunder shall be performed by the Banks until such time as a new Administrative Agent is appointed by the Required Banks and such appointment is consented to by the Company. Any successor Administrative Agent so appointed and approved shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the Administrative Agent hereunder and under the other Loan Documents. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

10.12  Other Agents, Etc. The titles “Syndication Agent”, “Co-Documentation Agent”, “Senior Managing Agent”, “Co-Agent”, “Arranger” and “Co-Lead Arranger and Co-Book Runner” are purely honorific, and no Person designated on the cover page, signature pages, or elsewhere in this Agreement as having any such title shall have any duties or responsibilities hereunder in such capacity.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1  Setoff. In addition to, and without limitation of, any rights of the Banks under applicable law, if the Company becomes insolvent, however evidenced, or any Default occurs and is continuing, any indebtedness from any Bank to the Company (including all account balances, whether provisional or final and whether or not collected or available but excluding amounts maintained by the Company as part of its normal treasury operations used for the purpose of conducting the Company’s ordinary ongoing business) may be offset and applied toward the payment of the Obligations owing to such Bank, whether or not the Obligations, or any part hereof, shall then be due.

11.2  Ratable Payments. If any Bank, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Article III) in a greater proportion than that received by any other Bank, such Bank agrees, promptly upon demand, to purchase a portion of the Loans held by the other Banks so that after such purchase each Bank will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Bank, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Bank agrees, promptly upon demand, to take such action necessary such that all Banks share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1  Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Company and the Banks and their respective successors and assigns, except that (i) the Company shall not have the right to assign its rights or obligations under the Loan Documents without the express written consent of the Administrative Agent and the Banks (which shall not be unreasonably withheld) and (ii) any assignment by any Bank must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section, any Bank may at any time, without the consent of the Company or the Administrative Agent, assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank; provided that no such assignment shall release the transferor Bank from its obligations hereunder. The Administrative Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note issued in exchange therefor.

12.2  Participations.

      12.2.1  Permitted Participants; Effect. Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Bank, any Note held by such Bank, any Commitment of such Bank or any other interest of such Bank under the Loan Documents. In the event of any such sale by a Bank of participating interests to a Participant, such Bank’s obligations under the Loan Documents shall remain unchanged, such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, such Bank shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Company under this Agreement shall be determined as if such Bank had not sold such participating interests, and the Company and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under the Loan Documents.

12.2.2  Voting Rights. Each Bank shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which forgives principal, interest, fees or any Reimbursement Obligation or reduces the interest rate or fees payable with respect to any such Credit Extension or Commitment, or postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Credit Extension or Commitment.

 12.2.3  Benefit of Setoff. The Company agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Bank under the Loan Documents, provided that each Bank shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Banks agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Bank, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Bank.

12.3  Assignments.

12.3.1  Permitted Assignments. Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time assign to one or more banks or other entities (each a “Purchaser”) all or any part of its rights and obligations under the Loan Documents; provided that the amount being assigned pursuant to each such assignment (determined as of the effective date specified in the applicable Assignment Agreement (an “Assignment Effective Date”)) shall (unless each of the Company and the Administrative Agent otherwise consents) not be less than $10,000,000 or, if less, the entire amount of such Bank’s Commitment, and shall be in an integral amount of $1,000,000. The consents of the Administrative Agent, the LC Issuer and, unless a Default has occurred and is continuing, the Company (which consents shall not be unreasonably withheld or delayed) shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Bank or an Affiliate thereof.

12.3.2  Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an Assignment Agreement executed by the applicable assigning Bank and the applicable Purchaser, together with any consents required by Section 12.3.1, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment, such assignment shall become effective on the applicable Assignment Effective Date. On and after the effective date of such assignment, the applicable Purchaser shall for all purposes be a Bank party to this Agreement and any other Loan Document executed by the Banks and shall have all the rights and obligations of a Bank under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Company, the Banks, the LC Issuer or the Administrative Agent shall be required to release the transferor Bank with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser.

12.4  Dissemination of Information. The Company authorizes each Bank to disclose to any Participant or Purchaser, to any direct or indirect contractual counterparty to any credit derivative transaction relating to obligations of the Company or to any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Bank’s possession concerning the creditworthiness of the Company and the Subsidiaries; provided that each Transferee agrees to be bound by Section 9.15 of this Agreement.

12.5  Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.6.

ARTICLE XIII

NOTICES

13.1  Giving Notice. Except as otherwise permitted by Section 2.4.9 with respect to borrowing notices and Conversion/Continuation Notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed or delivered to such party (i) in the case of the Company or the Administrative Agent, at its address or facsimile number set forth below its signature hereto, (ii) in the case of any Bank, at its address or facsimile number set forth in its Administrative Questionnaire or (iii) in the case of any party to this Agreement, at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted.

13.2  Change of Address. The Company, the Administrative Agent, the LC Issuer and any Bank may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS; AMENDMENT AND RESTATEMENT

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery to the Administrative Agent of a counterpart hereof, or signature page hereto, by facsimile or electronically in a pdf or similar file shall be effective as delivery of an original manually-executed counterpart hereof. This Agreement is an amendment and restatement of the Existing Agreement and, upon the effectiveness hereof pursuant to Section 4.1, shall replace the Existing Agreement in its entirety (except that any provision of the Existing Agreement that by its terms survives the termination thereof shall survive such replacement).

IN WITNESS WHEREOF, the Company, the Banks, the LC Issuer and the Administrative Agent have executed this Agreement as of the date first above written.

MIDAMERICAN ENERGY COMPANY

By:	/s/ Mr. Paul J. Leighton
Name: Paul J. Leighton
Title: Vice President & Corporate Secretary

By:	/s/ Mr. Brian K. Hankel
Name: Brian K. Hankel
Title: Vice President & Treasurer

666 Grand Avenue
P.O. Box 657
Des Moines, IA 50303-0657

Attention: Treasurer
Telecopier: (515) 242-4261

JPMORGAN CHASE BANK, N.A., Individually,
as LC Issuer and as Administrative Agent

By:	/s/ Thomas L. Casey
Name: Thomas L. Casey
Title: Vice President

UNION BANK OF CALIFORNIA, N.A.,
Individually and as Syndication Agent

By:	/s/ Dennis G. Blank
Name: Dennis G. Blank
Title: Vice President

THE ROYAL BANK OF SCOTLAND plc,
Individually and as a Co-Documentation Agent

By:	/s/ Andrew N. Taylor
Name: Andrew N. Taylor
Title: Vice President

ABN AMRO BANK N.V.,
Individually and as a Co-Documentation Agent

By:	/s/ Kris Grosshans
Name: Kris Grosshans
Title: Managing Director

By:	/s/ R. Scott Donaldson
Name: R. Scott Donaldson
Title: Vice President

BNP PARIBAS,
Individually and as a Co-Documentation Agent

By:	/s/ Francis J. Delaney
Name: Francis J. Delaney
Title: Managing Director

By:	/s/ Mark A. Renaud
Name: Mark A. Renaud
Title: Managing Director

BARCLAYS BANK PLC

By:	/s/ Alison McGuigan
Name: Alison McGuigan
Title: Associate Director

S-7

THE BANK OF NEW YORK

By:	/s/ Peter Keller
Name: Peter Keller
Title: Managing Director
Energy Division

FIFTH THIRD BANK

By:	/s/ Christopher G. Motley
Name: Christopher G. Motley
Title: Vice President

LEHMAN BROTHERS BANK, FSB

By:	/s/ Gary T. Taylor
Name: Gary T. Taylor
Title: Senior Vice President

MIZUHO CORPORATE BANK, LTD.

By:	/s/ Makoto Murato
Name: Makoto Murato
Title: Deputy General Manager

NATIONAL CITY BANK OF THE MIDWEST

By:	/s/ Kevin J. Anderson
Name: Kevin J. Anderson
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Karen Nelsen
Name: Karen Nelsen
Title: Vice Presdient

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Frederick W. Price
Name: Frederick W. Price
Title: Managing Director

S-14

WELLS FARGO BANK, N.A.

By:	/s/ Melissa Nachman
Name: Melissa Nachman
Title: Vice President

WILLIAMS STREET COMMITMENT CORPORATION
(Recourse only to assets of William Street Commitment Corporation)

By:	/s/ Mark Walton
Name: Mark Walton
Title: Assistant Vice President

FIRST NATIONAL BANK OF OMAHA

By:	/s/ Larry R. Guenther
Name: Larry R. Guenther
Title: Vice President

SCHEDULE I
PRICING SCHEDULE

	A1/A+	A2/A	A3/A-	Baa1/BBB+	Baa2/BBB	Baa3/BBB-	<Baa3/BBB-
STATUS	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status	Level VII Status
Applicable Margin and LC Fee Rate	0.100%	0.115%	0.155%	0.195%	0.300%	0.400%	0.600%
Facility Fee Rate	0.050%	0.060%	0.070%	0.080%	0.100%	0.125%	0.175%
Utilization Fee Rate	0.100%	0.100%	0.100%	0.100%	0.100%	0.100%	0.100%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final two paragraphs of this Schedule:

“Level I Status” exists at any date if, on such date, the Moody’s Rating is A1 or better or the S&P Rating is A+ or better.

“Level II Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status and (ii) the Moody’s Rating is A2 or better or the S&P Rating is A or better.

“Level III Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status or Level II Status and (ii) the Moody’s Rating is A3 or better or the S&P Rating is A- or better.

“Level IV Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Moody’s Rating is Baa1 or better or the S&P Rating is BBB+ or better.

“Level V Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) the Moody’s Rating is Baa2 or better or the S&P Rating is BBB or better.

“Level VI Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status and (ii) the Moody’s Rating is Baa3 or better or the S&P Rating is BBB- or better.

“Level VII Status” exists at any date if, on such date, the Company has not qualified for any other Status.

"Moody's Rating" means, at any time, the then-current Rating issued by Moody's Investors Service, Inc.

“Rating” means, for any credit rating agency, the credit rating assigned to the senior unsecured long-term debt securities of the Company without third party credit enhancement (or, if no such debt securities are outstanding, the rating that such credit rating agency has explicitly stated may be implied from the rating it has assigned to the outstanding subordinated unsecured long-term debt securities of the Company without third party credit enhancement), and any rating assigned to any other debt security of the Company shall be disregarded. The Rating in effect at any date is that in effect at the close of business on such date.

        "S&P Rating" means, at any time, the then-current Rating issued by Standard and Poor's Rating Services, a division of The McGraw Hill Companies, Inc.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status, Level VI or Level VII Status.

The Applicable Margin, the LC Fee Rate, the Facility Fee Rate and the Utilization Fee Rate shall be determined in accordance with the foregoing table based on the Status as determined from the then-current Moody's Rating and S&P Rating. If at any time the Company has no Moody's Rating or no S&P Rating, Level VII Status shall exist; provided that if the reason that there is no Moody’s Rating or no S&P Rating is that Moody’s or S&P, as the case may be, ceases to issue debt ratings generally, then the Company and the Administrative Agent may select another nationally-recognized rating agency to substitute for Moody’s or S&P, as applicable, for purposes of this Schedule (and all references herein to Moody’s or S&P, as applicable, shall refer to such substitute rating agency), and until such substitute rating agency is so selected, the Status shall be determined by reference to the rating most recently in effect prior to such cessation.

Notwithstanding the foregoing, if there is a differential of two or more ratings levels by Moody’s and S&P, the Status shall be determined assuming that (a) the higher rating is equal to the midpoint of the two ratings (e.g., for a split rating of A3/A+, A is the midpoint and will be deemed to be the higher rating, and for a split rating of A1/BBB, A3 is the midpoint and will be deemed to be the higher rating) or (b) if there is no exact midpoint, the higher rating is equal to the higher of the two middle intermediate ratings (e.g., for a split rating of Baa1/A+, A is the higher of the two middle intermediate ratings and will be deemed to be the higher rating, and for a split rating of A2/BB+, Baa1 is the higher of the two middle intermediate ratings and will be deemed to be the higher rating).

SCHEDULE II
COMMITMENTS AND PRO RATA SHARES

BANK	COMMITMENT	PERCENT
JPMorgan Chase Bank, N.A.	$37,000,000	7.40000000%
Union Bank of California, N.A.	$37.000.000	7.40000000%
The Royal Bank of Scotland plc	$37,000,000	7.40000000%
ABN AMRO Bank N.V.	$32,000,000	6.40000000%
BNP Paribas	$32,000,000	6.40000000%
Barclays Bank PLC	$30,000,000	6.00000000%
The Bank of New York	$30,000,000	6.00000000%
Fifth Third Bank	$30,000,000	6.00000000%
Lehman Brothers Bank, FSB	$30,000,000	6.00000000%
Mizuho Corporate Bank, Ltd.	$30,000,000	6.00000000%
National City Bank of the Midwest	$30,000,000	6.00000000%
U.S. Bank National Association	$30,000,000	6.00000000%
Wachovia Bank, National Association	$30,000,000	6.00000000%
Wells Fargo Bank, N.A.	$30,000,000	6.00000000%
Williams Street Commitment Corporation	$30,000,000	6.00000000%
First National Bank of Omaha	$25,000,000	5.00000000%
TOTAL	$500,000,000	100%

EXHIBIT A

NOTE

                     , 200_

MIDAMERICAN ENERGY COMPANY, an Iowa corporation (the “Company”), promises to pay to ___________________________ (the “Bank”), on or before the Termination Date for the Bank, the aggregate unpaid principal amount of all Loans made by the Bank to the Company pursuant to Section 2.2 of the Credit Agreement referred to below, in immediately available funds at the main office of JPMorgan Chase Bank, N.A., as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in such Credit Agreement.

The Bank shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of July 6, 2006 (as amended or otherwise modified from time to time, the “Credit Agreement”) among the Company, JPMorgan Chase Bank, N.A., individually and as Administrative Agent, and the banks named therein, including the Bank. Reference is made to the Credit Agreement for a statement of the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the respective meanings attributed to them in the Credit Agreement.

MIDAMERICAN ENERGY COMPANY

By: __________________________
Title: _________________________

By: __________________________
Title: _________________________

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF
MIDAMERICAN ENERGY COMPANY,
DATED ________, 200_

	Principal	Maturity	Principal
	Amount of	of Interest	Amount	Unpaid
Date	Loan	Period	Paid	Balance

EXHIBIT B

OPINION OF COUNSEL

__________, 2006

The Banks which are parties to the
Credit Agreement described below

c/o JPMorgan Chase Bank, N.A., as Administrative Agent
[Address]

Gentlemen:

I am counsel for MidAmerican Energy Company, an Iowa corporation (the “Company”), and have represented the Company in connection with its execution and delivery of an Amended and Restated Credit Agreement among the Company, JPMorgan Chase Bank, N.A., individually and as Administrative Agent, and the other Banks named therein and dated as of July 6, 2006 (the “Agreement”). All capitalized terms used in this opinion and not otherwise defined shall have the meanings attributed to them in the Agreement.

I have examined the Company’s articles of incorporation, by-laws and resolutions, the Loan Documents and such other matters of fact and law which I deem necessary in order to render this opinion. Based upon the foregoing, it is my opinion that:

l.     The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

2.     The execution and delivery of the Loan Documents by the Company and the performance by the Company of the Obligations have been duly authorized by all necessary corporate action and proceedings on the part of the Company and will not:

(a) require any consent of the Company’s shareholders;

(b) violate (i) any law, rule or regulation which is binding upon the Company or the Company’s articles of incorporation or by-laws or (ii) to the best of my knowledge, any order, writ, judgment, injunction, decree or award, or any indenture, instrument or agreement, which is binding upon the Company; or

(c) result in, or require, the creation or imposition of any lien pursuant to the provisions of any indenture, instrument or agreement which is binding upon the Company.

3.     The Loan Documents have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

4.     There is no litigation or proceeding pending or, to my knowledge, threatened against the Company or any Subsidiary which, if adversely determined, would materially adversely affect the business or condition of the Company and its Subsidiaries, taken as a whole.

5.     No approval, authorization, consent, adjudication or order of any governmental authority, which has not been obtained by the Company, is required to be obtained by the Company in connection with the execution and delivery of the Loan Documents, the borrowings under the Agreement or the payment by the Company of the Obligations.

This opinion may be relied upon by the Banks and their permitted participants, assignees and other transferees.

Very truly yours,

EXHIBIT C

ASSIGNMENT AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the respective meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including any letters of credit and guaranties included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:	__________________________________________

2. Assignee:	__________________________________________

3. Borrower:	MidAmerican Energy Company

4. Agent:	JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement.

5. Credit Agreement:	The Amended and Restated Credit Agreement dated as of July 6, 2006 among the Borrower, the Banks party thereto and JPMorgan Chase Bank, N.A., as Agent.

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Banks*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[1]
____________	$	$	_______%
____________	$	$	_______%
____________	$	$	_______%

7. Trade Date: __________________________ [2]
Effective Date: ____________________, 20__	TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE AGENT.

The terms set forth in this Assignment and Assumption are hereby agreed to:	ASSIGNOR
NAME OF ASSIGNOR

By: __________________________________
Title:

ASSIGNEE
NAME OF ASSIGNEE

By:_______________________________
Title:

Consented to and 3   Accepted:
JPMORGAN CHASE BANK, N.A., as Agent

By:	____________________________________
Title:
Consented to:[4]

* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

1  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Banks thereunder.

2  Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

3  To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

4  To be added only if the consent of the Company and/or other parties (e.g. LC Issuer) is required by the terms of the Credit Agreement.

NAME OF RELEVANT PARTY

By:
Title:

ANNEX 1
TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document, (v) inspecting any of the property, books or records of the Company, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Advances or the Loan Documents.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Bank, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

Annex 1

2. Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, Reimbursement Obligations, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

ADMINISTRATIVE QUESTIONNAIRE

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

(For Forms for Primary Syndication call _____________ at ________________)

(For Forms after Primary Syndication call _____________ at ________________)

Annex 1

US AND NON-US TAX INFORMATION REPORTING REQUIREMENTS

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

(For Forms for Primary Syndication call _____________ at ________________)

(For Forms after Primary Syndication call _____________ at ________________)

Annex 1

EXHIBIT D

COMPLIANCE CERTIFICATE

To:	The Banks parties to the
Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to the Amended and Restated Credit Agreement dated as of July 6, 2006 (as amended or otherwise modified from time to time, the “Agreement”) among the MidAmerican Energy Company (the “Company”), the banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the respective meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES ON BEHALF OF THE COMPANY THAT:

1. I am the duly elected                      of the Company;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements; and

3. The Company’s Consolidated Debt as of the end of the most recently ended fiscal quarter is $_________________.

4. The Company’s Consolidated Net Worth as of the end of the most recently ended fiscal quarter is as set forth below:

(a)	Capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) plus any decrease (or minus any increase) resulting from the non-cash effects of SFAS Statement re:
	Employers’ Accounting for Defined Pension and other Post-Retirement Plans	$

(b)	Preferred securities	$

Consolidated Net Worth (sum of Items 4(a) and4(b))		$

5. The Company’s Capitalization as of the end of the most recently ended fiscal quarter is $_________________________ (sum of Items 3 and 4).

Annex 1

6. The Company’s Debt to Capitalization Ratio as of the end of the most recently ended fiscal quarter is	__________	divided by	__________	=	_____	:1.0
	(Item 3)		(Item 5)

The foregoing certifications are made and delivered this __ day of _____, 2000__.

Annex 1

EXHIBIT E

INCREASE REQUEST

_________________________, 20___

JPMorgan Chase Bank, N.A., as Administrative Agent
under the Credit Agreement referred to below

Ladies/Gentlemen:

Please refer to the Amended and Restated Credit Agreement dated as of July 6, 2006 among MidAmerican Energy Company (the “Company”), various financial institutions and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, modified, extended or restated from time to time, the “Credit Agreement”). Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.

In accordance with Section 2.4.12(ii) of the Credit Agreement, the Company hereby requests an increase in the Aggregate Commitment from $__________ to $__________. Such increase shall be made by [increasing the Commitment of ____________ from $________ to $________] [adding _____________ as a Bank under the Credit Agreement with a Commitment of $____________] as set forth in the letter attached hereto. Such increase shall be effective three Business Days after the date that the Administrative Agent accepts the letter attached hereto or such other date as is agreed among the Company, the Administrative Agent and the [increasing] [new] Bank.

Very truly yours,

MIDAMERICAN ENERGY COMPANY

By: ____________________________
Name: __________________________
Title: ___________________________

Annex 1

ANNEX I TO EXHIBIT E

[Date]

JPMorgan Chase Bank, N.A., as Administrative Agent
under the Credit Agreement referred to below

Ladies/Gentlemen:

Please refer to the letter dated __________, 20__ from MidAmerican Energy Company(the “Company”) requesting an increase in the Aggregate Commitment from $__________ to $__________ pursuant to Section 2.4.12(ii) of the Amended and Restated Credit Agreement dated as of July 6, 2006 among the Company, various financial institutions and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, modified, extended or restated from time to time, the “Credit Agreement”). Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.

The undersigned hereby confirms that it has agreed to increase its Commitment under the Credit Agreement from $__________ to $__________ effective on the date which is three Business Days after the acceptance hereof by the Administrative Agent or on such other date as may be agreed among the Company, the Administrative Agent and the undersigned.

Very truly yours,

[NAME OF INCREASING BANK]

By: _________________________
Title: ______________________

Accepted as of
_________, ____

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By: ________________________________
Name: _____________________________
Title: _______________________________

Annex 1

ANNEX II TO EXHIBIT E

[Date]

JPMorgan Chase Bank, N.A., as Administrative Agent
under the Credit Agreement referred to below

Ladies/Gentlemen:

Please refer to the letter dated __________, 20___ from MidAmerican Energy Company (the “Company”) requesting an increase in the Aggregate Commitment from $__________ to $__________ pursuant to Section 2.4.12(ii) of the Amended and Restated Credit Agreement dated as of July 6, 2006 among the Company, various financial institutions and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, modified, extended or restated from time to time, the “Credit Agreement”). Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.

The undersigned hereby confirms that it has agreed to become a Bank under the Credit Agreement with a Commitment of $__________ effective on the date which is three Business Days after the acceptance hereof, and consent hereto, by the Administrative Agent or on such other date as may be agreed among the Company, the Administrative Agent and the undersigned.

The undersigned (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements delivered by the Company pursuant to the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to become a Bank under the Credit Agreement; and (b) agrees that it will, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.

The undersigned represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this letter and to become a Bank under the Credit Agreement; and (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution and delivery of this letter and the performance of its obligations as a Bank under the Credit Agreement.

The undersigned agrees to execute and deliver such other instruments, and take such other actions, as the Administrative Agent may reasonably request in connection with the transactions contemplated by this letter.

Annex 1

The following administrative details apply to the undersigned:

(A)	Notice Address:

Legal name:
Address:

Attention:
	Telephone:	( )
	Facsimile:	( )

(B)	Payment Instructions:

Account No.:
At:

Reference:
Attention:

The undersigned acknowledges and agrees that, on the date on which the undersigned becomes a Bank under the Credit Agreement as set forth in the second paragraph hereof, the undersigned will be bound by the terms of the Credit Agreement as fully and to the same extent as if the undersigned were an original Bank under the Credit Agreement.

Very truly yours,
[NAME OF NEW BANK]

By:
Title:

Accepted and consented to as of
______________, 20___
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

Annex 1

-i-

-ii-

-iii-

-iv-

EXHIBITS

EXHIBIT A	Form of Note
EXHIBIT B	Form of Opinion Of Counsel
EXHIBIT C	Form of Assignment Agreement
EXHIBIT D	Form of Compliance Certificate
EXHIBIT E	Form of Increase Request

-v-